10F-3 Report
CGCM Emerging Markets Equity Investments
		10/1/2006		through	12/31/2006

ID	Issuer Name	Trade Date	Selling Dealer	Total Amount	Purchase Price	% Received by Fund	% of Issue (1)

945	TMK (Newgate)	10/31/2006	Credit Suisse	2,400.00	21.60	0.001%	0.001%
(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.
				Other Participant Accounts	Issue Amount		Total Received All Funds
945	-Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of:			0.00	180,000,000.00		2,400.00